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                                                                    EXHIBIT 99.2


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ReDOX TECHNOLOGY CORPORATION
340 NORTH SAM HOUSTON PARKWAY EAST #250            PRESS
HOUSTON, TX 77060                                 RELEASE
TEL: 281-445-0020    FAX: 281-445-0022
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                                               APRIL 27, 1998


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                 BATTERY VETERAN DR. ROBERT MURPHY JOINS REDOX
                        AS SENIOR VICE-PRESIDENT OF R&D

April 27, 1998

HOUSTON, TX - ReDOX Technology Corporation (OTCBB-RDOX) - Dr. Robert M. Murphy, a recognized authority on chemical thermodynamics, surface chemistry, electrochemical processes, solid electrolyte systems and high energy density battery systems, has jointed ReDOX Technology Corporation of Houston as Senior Vice-President of Research and Development. As an industry veteran with more than 21 years of technology experience, Dr. Murphy has a distinguished background that includes a history of successful leadership. Dr. Murphy will have operating responsibility for the corporate technology and will facilitate coordination of technology development across the corporation.

"We are extremely pleased to have a person of Dr. Murphy's competence and stature in the scientific community to head the development of applications arising from our technology, and to continue improving our patents," said ReDOX President Richard A. Szymanski.

Prior to joining ReDOX, Dr. Murphy headed Advanced Battery Group (ABG), a consultancy to U.S. Government, U.S. military and defense contractors, which conceived and developed power source sections of major defense projects. ABG also established and published guidelines for safe and efficient use of battery systems in the commercial sector.

Prior to ABG, Dr. Murphy was a partner in Ominion Incorporated, also engaged in battery technology consultancy. Previous to that, Dr. Murphy conceived, invented and developed new high-energy density/high-power density lithium battery systems while at Electrochem Industries, Inc., and Wilson Greatbatch, Ltd.

Dr. Murphy also has conducted battery research at Rensselaer Polytechnic Institute. He is a member of American Chemical Society, Electrochemical Society and Society of Sigma XI, the holder of multiple battery patents and the author of dozens of published scientific articles.

"We look forward to Dr. Murphy immersing himself in the applications projects that are lining up for development," Szymanski said. "Many labs are looking hard for a new kind of battery. ReDOX Technology may have what everyone's been looking for. Continued expansion of the market for portable computers, cellular telephones, rechargeable tools and appliances - and any viability at all for electric vehicles - all depend on development of smaller, lighter batteries with higher storage density. That, in an environmentally friendly and recyclable battery, is what ReDOX offers. Now with Dr. Murphy on board, we will offer it in configurations to fit almost any application."

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